ESTEEM WIRELESS MODEMS

PRESS RELEASE

Electronic Systems Technology Inc.
Announces 2011 Financial Results

KENNEWICK, WASHINGTON --- March 23, 2012 --- Electronic Systems Technology Inc. (EST)(OTCQB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the twelve month period ended December 31, 2011.

EST reported sales for 2011 of $1,791,741 compared to $2,228,798 for 2010, reflecting a decrease of 20% from 2010. Net Loss for 2011 was $(129,990), or $(0.03) per share, compared with a Net Income of $129,452, or $0.02 per share, for 2010.

Selected Statement of Operations Information Summary
	Twelve Months Ended
	December 31 2011	December 31 2010
Sales	$ 1,791,741	$ 2,228,798
Net income (loss) before tax	(187,453)	187,023
Net Income (loss)	(129,990)	129,452
Weighted average common shares outstanding	5,158,667	5,158,667
Basic Earnings (loss) per Share Diluted Earnings (loss)per Share	$ (0.03) $ (0.03)	$ 0.03 $0.02
Selected Balance Sheet Information
	Dec 31 2011	Dec 31 2010
Cash and cash equivalents	$ 1,227,490	$ 1,133,720
Total current assets	2,913,327	3,180,771
Property & equipment (net)	54,358	44,255
Total assets	3,023,360	3,278,730
Total current liabilities	100,114	172,128
Long-term debt	-0-	-0-
Stockholders' equity	2,915,446	3,093,602

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.  Contact EST for more details.

ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)                                                                                                                                                 www.esteem.com
415 N. QUAY STREET - KENNEWICK, WA 99336 - 509-783-5475 (FAX)